Exhibit 99.1

Ann Parker, Director	Mike Smargiassi
Investor Relations	Brainerd Communicators
605-988-1000	212-986-6667
ann.parker@lodgenet.com	smarg@braincomm.com
LODGENET REPORTS RESULTS FOR SECOND QUARTER 2009
— Strategic Initiatives Improve Profitability Metrics —
— Growth Initiatives Generated 39% of Revenue —
— Operating Expenses Down 21% and Capital Investment Reduced 71% —
— Free Cash Flow of $14.5 Million —
          SIOUX FALLS, SD, July 28, 2009 — LodgeNet Interactive Corporation (Nasdaq:LNET) today reported quarterly revenue of $122.0 million compared to $137.3 million in the second quarter of 2008, and operating income of $4.7 million, a $1.4 million increase as compared to operating income of $3.3 million in the second quarter of 2008. The Company reported a net loss of $(5.2) million compared to a net loss of $(7.5) million for the second quarter of 2008. Net loss attributable to common stockholders was $(5.2) million or $(0.23) per share (basic and diluted) for the second quarter of 2009 compared to a net loss attributable to common stockholders of $(7.5) million or $(0.33) per share (basic and diluted) for the prior year period.
The following financial highlights are in thousands of dollars, except per-share data and average shares outstanding:

	Three Months Ended June 30,
	2009	2008
Total revenue	$121,981	$137,347

Operating income	4,666	3,292

Net loss	(5,213)	(7,461)

Net loss attributable to common stockholders	(5,245)	(7,461)

Net loss per common share (1)	$(0.23)	$(0.33)

Adjusted Operating Cash Flow (2)	$31,669	$36,730

Average shares outstanding (basic and diluted)	22,432,311	22,289,919

(1)	Based on the average shares outstanding for both basic and diluted.

(2)	Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income (Loss) exclusive of depreciation, amortization, share-based compensation, impairment, and restructuring, integration and reorganization expenses and the effects of insurance recoveries.

LodgeNet Q2 2009 Earnings 2-2-2-2
          “Our strategic initiatives focused on cost control and diversified revenue growth continued to drive free cash flow and our profitability metrics during the second quarter,” said Scott C. Petersen, LodgeNet Chairman and CEO. “Our proactive approach to reducing operating costs and capital investment levels, while focusing on expanding the system sales and services side of our business again reduced the impact of the challenging economic environment on our Company.”
Second Quarter strategic highlights include:

•	Strategic Growth Initiatives: revenue up 12% to $47 million — equaled 39% of total revenue in the quarter; related gross profit up 58%.

•	Operating Expenses: reduced 21% to $22.4 million.

•	Capital Investment Activity: reduced by 71% to $5.7 million, compared to $19.8 million in 2008.

•	Income from Operations: up 42% to $4.7 million.

•	Adjusted Operating Cash Flow*: $31.7 million in the quarter, down from $36.7 million in the prior quarter.

•	Free Cash Flow**: improved 35% to $14.5 million this quarter compared to $10.8 million in 2008.
          “The $57.5 million convertible preferred stock offering that we completed in June substantially strengthened our balance sheet by reducing our consolidated debt on a net basis, and enhancing our leverage and interest coverage ratios,” said Gary H. Ritondaro, LodgeNet’s Chief Financial Officer. “On a net debt basis, our leverage ratio as of June 30 was 3.72x, well within our current covenant requirements and at a level approaching the final 3.50x covenant level of our Credit Facility, which is still five quarters out. We plan to continue to take a very conservative approach to operating expenses and capital expenditure levels until the travel economy begins to rebound, allocating a significant portion of our free cash flow to further debt reduction.”
          “We remain committed to providing our customers with superior service and building on our market leadership position,” continued Petersen. “We are bringing new and innovative solutions to the hospitality and healthcare industries specifically in High Definition television and technology solutions and services. Our strategic revenue initiatives are diversifying our revenue streams and broadening our relationships with our customers as we utilize our expertise to expand our portfolio of non-guest entertainment products and drive shareholder value.”
RESULTS FROM OPERATIONS
THREE MONTHS ENDED JUNE 30, 2009 VERSUS
THREE MONTHS ENDED JUNE 30, 2008
          Total revenue for the second quarter of 2009 was $122.0 million, a decrease of $15.4 million or 11.2%, compared to the second quarter of 2008. The decrease in revenue was primarily from Guest Entertainment services, offset, in part, by revenue increases from Hotel Services and System Sales and Professional Services. The average monthly total revenue per room was $22.12 for the second quarter of 2009 compared to $24.65 for the second quarter of 2008, a decrease of 10.3%.
          Hospitality revenue, which includes Guest Entertainment, Hotel Services, and System Sales and Related Services, decreased $14.6 million, or 11.0%, to $117.9 million for the second quarter of 2009 as compared to $132.5 million for the prior year quarter. Due to the continued softness in the economy which directly impacts the travel industry, hotel occupancy declined by 11.4% during the second quarter 2009 compared to the same period last year. Average monthly Hospitality revenue per room was $21.38 for the second quarter of 2009, a decrease of 10.1% as compared to $23.77 per room in the second quarter of 2008.
          Guest Entertainment revenue, which includes on-demand entertainment such as movies, games, music, and other services delivered through the television, decreased $20.2 million, or 21.2%, to $75.0 million in the second quarter of 2009 versus the second quarter of 2008. Impacted by the 11.4% decline in occupancy and a cautious consumer environment, average monthly Guest Entertainment revenue per room decreased 20.4% to $13.60 for the second quarter of 2009 compared to $17.09 for the second quarter of 2008. Average monthly movie revenue per room was $12.77 for the second quarter of 2009, a 19.2% reduction as compared to $15.80 per room in the prior year quarter.

LodgeNet Q2 2009 Earnings 3-3-3-3
          Hotel Services revenue, which includes revenue paid by hotels for television programming and broadband Internet service and support, increased $3.1 million or 10.4%, to $33.2 million in the second quarter of 2009 versus $30.1 million for the second quarter of 2008. On a per-room basis, monthly Hotel Services revenue for the second quarter of 2009 increased 11.5% to $6.02 compared to $5.40 for the second quarter of 2008. Monthly television programming revenue per room increased 13.5% to $5.46 for the second quarter of 2009 as compared to $4.81 for the second quarter of 2008. This increase resulted primarily from the continued installation of high definition television systems and related TV programming services. Recurring broadband Internet revenue per room remained stable at $0.54 compared to $0.55 period over period.
          System Sales and Related Services, including sales of broadband Internet equipment, TV programming reception equipment, Internet conference services and HDTV installations services to hotels, increased $2.5 million or 34.6%, to $9.7 million during the second quarter of 2009 as compared to $7.2 million in the second quarter of 2008. Over $1.7 million of this growth was derived from network design, sales of in-room television equipment, TV installation and other professional services to hotels, with the remainder coming from broadband and other equipment sales and services.
          Other Revenue, including the sale of interactive systems and services to Healthcare facilities and revenue from Advertising and Media Services, was $4.1 million for the second quarter of 2009 versus $4.9 million in the second quarter of 2008. For the second quarter of 2009, Healthcare revenue remained level at $2.4 million while Advertising and Media revenue decreased by $0.8 million as compared to the prior year quarter to $1.7 million.
          Total direct costs (exclusive of operating expenses and depreciation and amortization discussed separately below) decreased 6.3% or $4.6 million, to $68.6 million in the second quarter of 2009 as compared to $73.2 million in the second quarter of 2008. The decrease in total direct costs was primarily due to decreased commissions and royalties of $5.7 million, which vary with revenue and a reduction in recurring connectivity and other Internet costs of $1.3 million as a result of our cost reduction initiatives. Offsetting some of the decreases were incremental TV programming costs of $1.9 million, which varies with the number of rooms served and the services provided, and incremental equipment and service costs of $1.6 million which also varies with revenue. Total direct costs as a percentage of revenue were 56.2% this quarter as compared to 53.3% reported for the second quarter of 2008. The percentage increase resulted from a change in the composition of our revenue and product mix quarter over quarter, produced by the increased percentage of revenue generated by TV programming and systems sales, which generally have a lower margin.
          System Operations expenses decreased $3.8 million or 25.8%, to $11.0 million in the second quarter of 2009 as compared to $14.8 million in the second quarter of 2008. The decrease resulted from the synergies derived from the consolidation of the acquired On Command operations, and our expense reduction initiatives implemented during 2008 and 2009 and lower travel costs. As a percentage of revenue, System Operations expenses were 9.0% this quarter as compared to 10.8% in the second quarter of 2008. Per average installed room, System Operations expenses decreased 24.8% to $2.00 per room per month compared to $2.66 in the prior year quarter.
          Selling, General and Administrative (SG&A) expenses decreased $2.2 million or 16.0%, from $13.6 million in the second quarter of 2008 to $11.4 million in the current quarter. This decrease also resulted from achieving the expected synergies related to the consolidation of duplicative SG&A functions from our 2007 acquisitions and our expense reduction initiatives implemented during 2008 and 2009. As a percentage of revenue, SG&A expenses were 9.4% in the current quarter compared to 9.9% in the second quarter of 2008. SG&A expenses per average installed room decreased 15.2% to $2.07 as compared to $2.44 in the second quarter of 2008.
          Depreciation and amortization expenses were $26.3 million in the second quarter of 2009 as compared to $32.5 million in the second quarter of 2008. The decline was due to assets becoming fully depreciated and the reduction in capital investments of $14.1 million period over period. The current quarter’s depreciation and amortization expenses included $2.2 million of expense related to the amortization of acquired intangibles from the acquisition of StayOnline and On Command versus $2.6 million in the second quarter of 2008. As a percentage of revenue, total depreciation and amortization expenses were 21.5% in the second quarter of 2009 as compared to 23.7% in the second quarter of 2008.
          As a result of factors previously described, operating income increased $1.4 million to $4.7 million in the second quarter of 2009 as compared to $3.3 million in the second quarter of 2008. Adjusted Operating Cash Flow, a non-GAAP measure which we define as operating income (loss) exclusive of depreciation, amortization, share-based compensation, impairment, restructuring, integration and reorganization expenses and the effects of insurance recoveries, decreased to $31.7 million for the second quarter of 2009 as compared to $36.7 million reported for the second quarter of 2008. Restructuring, integration and reorganization expenses were $0.1 million in the second quarter of 2009 as compared to $1.1 million in the second quarter of 2008.

LodgeNet Q2 2009 Earnings 4-4-4-4
          Interest expense was $9.8 million in the second quarter of 2009 versus $10.5 million in the second quarter of 2008. The decrease resulted primarily from the change in weighted average long-term debt, which decreased to $548.3 million during the second quarter of 2009 from $623.1 million in the second quarter of 2008. The weighted average interest rate during the second quarter of 2009 was 6.92% versus 6.73% for the second quarter 2008. Interest expense for the second quarter of 2009 included $321,000 related to the unrealized loss on an interest rate swap.
          Net loss for the quarter was $(5.2) million compared to a net loss of $(7.5) million for the second quarter of 2008. Net loss attributable to common stockholders was $(5.2) million for the second quarter of 2009, compared to a net loss of $(7.5) million in the prior year quarter. Net loss per share attributable to common stockholders was $(0.23) for the second quarter of 2009 (basic and diluted) compared to net loss per share attributable to common stockholders of $(0.33) (basic and diluted) in the second quarter of 2008.
          For the second quarter of 2009, cash provided by operating activities was $20.2 million. Cash used for property and equipment additions, including growth related capital, was $5.7 million. During the quarter, we made the required Term B quarterly payment of $1.5 million and used $12.9 million of cash for the settlement of previously acquired debt. During the second quarter of 2008, cash provided by operating activities was $30.5 million. Cash used for property and equipment additions for the prior year quarter, including growth-related capital and other investing activities, was $19.8 million. During the second quarter of 2008, we made the required Term B repayment of $1.6 million, made an optional payment of $5.0 million against the Term B portion of the Credit Facility, and made a payment of $7.0 million to repay the then-outstanding borrowing under the credit revolver. The leverage ratio at the end of this quarter, calculated on a consolidated debt basis, was 4.19 times versus the covenant of 4.25 times. Cash as of June 30, 2009 was $61.2 million and includes $53.7 million of net proceeds related to the preferred stock offering discussed in more detail below. On July 1, 2009, the Company used $27.7 million of its cash to reduce the amount of the outstanding Term B Debt as required under the terms of the Credit Agreement. On a proforma basis, the leverage ratio would be 3.98 times versus the covenant of 4.25 times.
          In June 2009, we issued 50,000 shares of 10% Series B Cumulative Perpetual Convertible Preferred Stock, $0.01 par value per share, with a liquidation preference of $1,000 per share. The initial purchaser was also granted a 30-day option to purchase up to an additional 7,500 shares of the preferred stock to cover overallotments. The entire 57,500 shares were purchased, from which we received total net proceeds of $53.7 million.
          Pursuant to our proactive management plan, we continued our moderated capital investment plan during the quarter. In the second quarter of 2009, we installed 4,314 new rooms and converted 6,842 rooms to our HD and digital platforms as compared to 13,759 new rooms and 18,443 converted rooms during the second quarter of 2008. New HD installations comprised 4,147, or 96.1%, of new systems installed in the current quarter, as compared to 11,260, or 81.8%, of new rooms, in the second quarter of 2008. During the quarter, we also converted 6,766 rooms, or 98.9%, to HD as compared to 14,625, or 79.3%, of converted rooms in the second quarter of 2008. The average investment per newly-installed HD room decreased to $320 per room during the second quarter of 2009, from $410 per room during the second quarter of 2008. The $90 decline in the per room investment was attributed to a larger average room size for properties installed and hotels contributing a larger percentage of the cost of installations. The average investment per converted HD room also decreased, by 15.2%, to $266 during the second quarter of 2009, compared to $314 in the second quarter of 2008 because of the same factors noted above.

LodgeNet Q2 2009 Earnings 5-5-5-5
Outlook
     For the third quarter of 2009, LodgeNet expects to report revenue in the range of $121.0 million to $125.0 million. Adjusted Operating Cash Flow* in the third quarter of 2009 is expected to be in a range from $29.0 million to $33.0 million while Free Cash Flow** is anticipated to be in a range of $15.0 million to $16.0 million during the period. Additional guidance information for the third quarter of 2009 can be found in the Q2 2009 presentation slides, located under Company Presentations in the Investor Center section of the LodgeNet corporate website, www.lodgenet.com.
* Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income (Loss) exclusive of depreciation, amortization, share-based compensation, impairment, restructuring, integration and reorganization expenses and the effects of insurance recoveries.
** Free Cash Flow, a non-GAAP measure, is defined by the Company as cash provided by operating activities less cash used for investing activities, including growth related capital.
     The Company will also host a teleconference to discuss its results July 28, 2009, at 5:00 P.M. Eastern Time. A live webcast of the teleconference will also be available and can be accessed on the LodgeNet website at www.lodgenet.com. The webcast will be archived on the LodgeNet website for one month. Additionally, the Company has posted slides at its website under the For Investors, Company Presentations section, which will be referenced during the conference call.
Special Note Regarding the Use of Non-GAAP Financial Information
     To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use adjusted operating cash flow, adjusted net loss, free cash flow, and adjusted free cash flow, which are non-GAAP measures derived from results based on GAAP. The presentation of this additional information is not meant to be considered superior to, in isolation of, or as a substitute for, results prepared in accordance with GAAP. Adjusted operating cash flow is a non-GAAP measure which we define as operating income (loss) exclusive of depreciation, amortization, share-based compensation, impairment, restructuring, integration and reorganization expenses and the effects on insurance recoveries and equipment impairment included in Other Operating Income. Adjusted net loss is a non-GAAP measure which we define as net loss exclusive of amortization of purchased intangibles, debt refinancing, impairment, restructuring and reorganization charges and integration expenses. Adjusted free cash flow, a non-GAAP measure, is defined as free cash flow, as defined above, and further excludes the effect of cash consideration paid for acquisitions, debt tender, and integration, restructuring and reorganization activities. These non-GAAP measures are key liquidity indicators but should not be construed as an alternative to GAAP measures or as a measure of our profitability or performance. We provide information about these measures because we believe it is a useful way for us, and our investors, to measure our ability to satisfy cash needs, including one-time charges such as restructuring, reorganization or integration, interest payments on our debt, taxes and capital expenditures. Our method of computing these measures may not be comparable to other similarly titled measures of other companies.
About LodgeNet Interactive
     LodgeNet Interactive Corporation is the leading provider of media and connectivity solutions designed to meet the unique needs of hospitality, healthcare and other guest-based businesses. LodgeNet Interactive serves more than 1.9 million hotel rooms representing 10,000 hotel properties worldwide in addition to healthcare facilities throughout the United States. The Company’s services include: Interactive Television Solutions, Broadband Internet Solutions, Content Solutions, Professional Solutions and Advertising Media Solutions. LodgeNet Interactive Corporation owns and operates businesses under the industry leading brands: LodgeNet, LodgeNetRX, and The Hotel Networks. LodgeNet Interactive is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.

LodgeNet Q2 2009 Earnings 6-6-6-6
Special Note Regarding Forward-Looking Statement
Certain statements in this press release constitute “forward-looking statements.” When used in this press release and in the prepared remarks as well as in response to the questions during the conference call, the words “intends,” “expects,” “anticipates,” “estimates,” “believes,” “goal,” “no assurance” and similar expressions, and statements which are made in the future tense or refer to future events or developments, including, without limitation, those related to our 2009 guidance, including revenue, adjusted operating cash flow, and free cash flow, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: the effects of economic conditions, including general financial conditions (including those represented recently by liquidity crises, government bailouts and assistance plans, bank failures, and recessionary threats and developments); the economic condition of the lodging industry, which can be particularly affected the financial conditions referenced above, as well as by high gas prices, levels of unemployment, consumer confidence, acts or threats of terrorism and public health issues; competition from providers of similar services and from alternative systems for accessing in-room entertainment; competition from HSIA providers; changes in demand for our products and services; programming availability, timeliness, quality, and costs; technological developments by competitors; developmental costs, difficulties, and delays; relationships with customers and property owners, in particular as we reduce capital investment; the availability of capital to finance growth; compliance with credit facility covenants; the impact of governmental regulations; potential effects of litigation; risks of expansion into new markets; risks related to the security of our data systems; and other factors detailed, from time to time, in our filings with the Securities and Exchange Commission. For any of the foregoing reasons, our guidance and our actual financial results may not meet our expectations. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
LodgeNet is a registered trademark of LodgeNet Interactive Corporation. All rights reserved. Other names and brands may be claimed as the property of others.
(See attached financial and operational tables)

LodgeNet Q2 2009 Earnings 7-7-7-7
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(Dollar amounts in thousands, except share data)

	June 30,	December 31,
	2009	2008
Assets

Current assets:
Cash and cash equivalents	$61,159	$10,800
Accounts receivable, net	59,736	63,620
Other current assets	9,035	9,107

Total current assets	129,930	83,527

Property and equipment, net	236,893	273,830
Debt issuance costs, net	7,750	9,117
Intangible assets, net	110,483	115,134
Goodwill	100,081	100,081
Other assets	9,680	8,097

Total assets	$594,817	$589,786

Liabilities and Stockholders’ Deficiency
Current liabilities:
Accounts payable	$41,875	$44,291
Other current liability	—	1,446
Current maturities of long-term debt	7,025	7,597
Accrued expenses	20,180	23,870
Deferred revenue	14,748	17,168

Total current liabilities	83,828	94,372

Long-term debt	540,148	580,923
Other long-term liabilities	35,696	43,239

Total liabilities	659,672	718,534

Commitments and contingencies

Stockholders’ deficiency:
Preferred stock, $.01 par value, 5,000,000 shares authorized; Series B cumulative perpetual convertible, 10%, 57,500 issued and outstanding at June 30, 2009 (liquidation preference of $1,000 per share or $57,500,000 total); none issued or outstanding at December 31, 2008	1	—
Common stock, $.01 par value, 50,000,000 shares authorized; 23,059,164 and 23,014,164 shares outstanding at June 30, 2009 and December 31, 2008, respectively	231	230
Treasury stock, at cost: 530,000 shares at June 30, 2009 and December 31, 2008	(5,737)	(5,737)
Additional paid-in capital	387,305	332,649
Accumulated deficit	(415,343)	(416,056)
Accumulated other comprehensive loss	(31,312)	(39,834)

Total stockholders’ deficiency	(64,855)	(128,748)

Total liabilities and stockholders’ deficiency	$594,817	$589,786

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q2 2009 Earnings 8-8-8-8
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollar amounts in thousands, except share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues:
Hospitality	$117,873	$132,490	$241,915	$269,487
Other	4,108	4,857	8,158	7,647

Total revenues	121,981	137,347	250,073	277,134

Direct costs and operating expenses:
Direct costs (exclusive of operating expenses and depreciation and amortization shown separately below):
Hospitality	65,387	69,750	135,709	143,532
Other	3,218	3,449	6,036	5,578
Operating expenses:
System operations	11,016	14,839	21,342	30,226
Selling, general and administrative	11,406	13,575	21,831	28,800
Depreciation and amortization	26,258	32,502	53,363	65,602
Restructuring charge	75	817	181	2,818
Other operating income	(45)	(877)	(176)	(867)

Total direct costs and operating expenses	117,315	134,055	238,286	275,689

Income from operations	4,666	3,292	11,787	1,445

Other income and (expenses):
Interest expense	(9,812)	(10,482)	(19,693)	(21,456)
(Loss) gain on extinguishment of debt	(4)	—	9,292	—
Loss on early retirement of debt	—	(79)	(541)	(79)
Other income (expense)	144	(25)	319	(14)

(Loss) income before income taxes	(5,006)	(7,294)	1,164	(20,104)
Provision for income taxes	(207)	(167)	(419)	(368)

Net (loss) income	(5,213)	(7,461)	745	(20,472)
Preferred stock dividends	(32)	—	(32)	—

Net (loss) income attributable to common stockholders	$(5,245)	$(7,461)	$713	$(20,472)

Net (loss) income per common share (basic)	$(0.23)	$(0.33)	$0.03	$(0.91)

Net (loss) income per common share (diluted)	$(0.23)	$(0.33)	$0.03	$(0.91)

Weighted average shares outstanding (basic)	22,432,311	22,289,919	22,418,286	22,448,309

Weighted average shares outstanding (diluted)	22,432,311	22,289,919	22,546,524	22,448,309

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q2 2009 Earnings 9-9-9-9
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
(Dollar amounts in thousands)

	Six Months Ended June 30,
	2009	2008
Operating activities:
Net income (loss)	$745	$(20,472)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	53,363	65,602
Gain on extinguishment of debt (non-cash)	(9,292)	—
Unrealized loss on derivative instruments	321	—
Loss on early retirement of debt	541	79
Share-based compensation	942	1,194
Gain due to insurance proceeds	—	(815)
Insurance proceeds related to business interruption	—	815
Other, net	(357)	(15)
Change in operating assets and liabilities:
Accounts receivable, net	3,994	132
Other current assets	75	751
Accounts payable	(2,494)	(1,786)
Accrued expenses and deferred revenue	(6,115)	(3,347)
Other	(600)	306

Net cash provided by operating activities	41,123	42,444

Investing activities:
Property and equipment additions	(10,971)	(38,723)

Net cash used for investing activities	(10,971)	(38,723)

Financing activities:
Repayment of long-term debt	(9,676)	(8,136)
Payment of capital lease obligations	(854)	(709)
Borrowings on revolving credit facility	—	30,000
Repayments of revolving credit facility	—	(30,000)
Purchase of long-term debt	(23,685)	—
Proceeds from investment in long-term debt	656	—
Purchase of treasury stock	—	(4,662)
Proceeds from issuance of preferred stock, net of offering costs	53,717	—

Net cash provided by (used for) financing activities	20,158	(13,507)

Effect of exchange rates on cash	49	(73)

Increase (decrease) in cash and cash equivalents	50,359	(9,859)
Cash and cash equivalents at beginning of period	10,800	25,569

Cash and cash equivalents at end of period	$61,159	$15,710

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q2 2009 Earnings 10-10-10
LodgeNet Interactive Corporation and Subsidiaries
Supplemental Data

	2nd Qtr ’09	1st Qtr ’09	4th Qtr ’08	3rd Qtr ’08	2nd Qtr ’08
Room Base Statistics
Total Rooms Served (1)	1,956,562	1,973,472	1,977,015	1,970,752	1,969,524
Total Guest Entertainment Rooms (2)	1,827,636	1,849,304	1,866,353	1,862,885	1,865,594
Total HD Rooms (3)	210,262	199,290	191,491	163,768	137,034
Percent of Total Guest Entertainment Rooms	11.5%	10.8%	10.3%	8.8%	7.3%
Total Television Programming (FTG) Rooms (4)	1,104,660	1,106,833	1,105,754	1,098,687	1,087,448
Percent of Total Guest Entertainment Rooms	60.4%	59.9%	59.2%	59.0%	58.3%
Total Broadband Internet Rooms (5)	219,260	229,184	229,003	227,880	222,421
Percent of Total Rooms Served	11.2%	11.6%	11.6%	11.6%	11.3%

Revenue Per Room Statistics (per month)

Hospitality
Guest Entertainment	$13.60	$13.73	$13.75	$16.85	$17.09
Hotel Services	6.02	5.90	5.55	5.52	5.40
System Sales and Related Services	1.76	2.63	1.84	1.42	1.28

Total Hospitality	21.38	22.26	21.14	23.79	23.77
Other (Healthcare and Advertising Media)	0.74	0.73	0.62	0.51	0.88

Total Revenue Per Room	$22.12	$22.99	$21.76	$24.30	$24.65
Based on average Guest Entertainment rooms

Summary Operating Results (Dollar amounts in thousands)

Hospitality Revenue:
Guest Entertainment	$74,980	$76,488	$76,739	$93,808	$95,208
Hotel Services	33,200	32,889	30,970	30,714	30,083
System Sales and Related Services	9,693	14,664	10,250	7,954	7,199

Total Hospitality	117,873	124,041	117,959	132,476	132,490
Other Revenue (Healthcare and Advertising Media)	4,108	4,051	3,466	2,844	4,857

Total Revenue	$121,981	$128,092	$121,425	$135,320	$137,347
Adjusted Operating Cash Flow (6)	$31,669	$34,604	$31,942	$34,611	$36,730

Reconciliation of Adjusted Operating Cash Flow to Operating Income (Loss) (Dollar amounts in thousands)

Adjusted Operating Cash Flow	$31,669	$34,604	$31,942	$34,611	$36,730
Depreciation and Amortization	(24,022)	(24,638)	(26,247)	(26,430)	(29,886)
Amortization of Acquired Intangibles	(2,236)	(2,467)	(3,165)	(2,616)	(2,616)
Share Based Compensation	(670)	(271)	(540)	(542)	(685)
Impairment Charge	—	—	(11,212)	—	—
Restructuring Charge	(75)	(107)	(1,905)	(323)	(817)
Integration Expense	—	—	(13)	(75)	(249)
Insurance Proceeds	—	—	—	—	815

Operating Income (Loss)	$4,666	$7,121	$(11,140)	$4,625	$3,292

[1]	Total rooms served represents rooms receiving one or more of our services including rooms served by international licensees.

[2]	Guest Entertainment rooms receive one or more Guest Entertainment Services such as movies, video games, music or other interactive services.

[3]	HD rooms are equipped with high-definition capabilities.

[4]	Television programming (FTG) rooms receiving basic or premium television programming.

[5]	Represents rooms receiving high-speed Internet service included in total rooms served.

[6]	Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income (Loss) exclusive of depreciation, amortization, share-based compensation, impairment, restructuring, integration and reorganization expenses and the effects of insurance recoveries.